Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES OCTOBER CASH DISTRIBUTION
     DALLAS, Texas, October 21, 2011 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.104152 per unit, payable on November 15, 2011, to unit holders of record on October 31, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased from the previous month due primarily to the timing of recoupment by ConocoPhillips as discussed below. Actual production of both oil and gas and pricing of both oil and gas declined from the previous month. This would primarily reflect production for the month of August. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     As previously reported, ConocoPhillips, as the parent company of Burlington Resources Oil & Gas Company LP, the operator of the Waddell Ranch Properties, notified Permian’s Trustee that as a result of inaccuracies in ConocoPhillips’ accounting and record keeping relating to Permian’s interest in proceeds from the gas plant production since January 2007, ConocoPhillips overpaid Permian approximately $5.9 million. On September 19, ConocoPhillips informed the Trustee that it would withhold proceeds of $4,068,067.15 from the Waddell Ranch Properties on the theory that it is recouping the claimed overpayment in part through deduction of the distribution that was payable to unitholders on October 17, 2011. On October 20, 2011, ConocoPhillips informed the Trustee that it would withhold additional proceeds of $474,480 from the current month’s distribution, bringing the total to $4,542,547 withheld from the two monthly distributions. ConocoPhillips indicated that this would be the total amount recouped for the claimed overpayment. As a result, the distributable proceeds for the current distribution have been reduced by $474,480. The Trustee continues to evaluate the claim for overpayment.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 50,435 bbls and 157,898 Mcf. The average price for oil was $83.48 per bbl and for gas was $8.44 per Mcf. Capital expenditures were approximately $925,273. The numbers provided reflect what was net to the Trust prior to the effect of ConocoPhillips’ recoupment.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil	Gas
			(per bbl)	(per Mcf)
Current Month*	50,435	157,898	$83.48	$8.44	**
Prior Month	51,649	216,027	$93.26	$8.58	**

*	Includes amounts for the Waddell Ranch Properties which were recouped by ConocoPhillips as result of a claimed overpayment.

**	This pricing includes sales of gas liquid products.

Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085